Exhibit 16.1

December 9, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SemiLEDs Corporation and, under the date of November 21, 2016, we reported on the consolidated financial statements of SemiLEDs Corporation as of and for the years ended August 31, 2016 and 2015. On December 8, 2016, we declined to stand for reelection as the Company’s independent registered public accounting firm. We have read SemiLEDs Corporation's statements included under Item 4.01 of its Form 8-K dated December 9, 2016, and we agree with such statements.

Very truly yours,

/s/ KPMG

KPMG (Taiwan)